Exhibit 99.2

Execution Version

Dated August 26, 2025

Share Purchase Agreement

By and among

Great Rank Limited

(the “Purchaser”)

and

Grand Pro Development Limited

Profit Sail SAS Holdings Company Limited

Global Vision (BVI) Ltd

Wing Lim SIU

Sheung Wai CHAN

Kwok Tsan SUN

Chun Leong CHENG

Ka Yi Amy MO

Sau Wai CHOY

(the “Sellers”)

and

Yee Kit CHAN

(the “Guarantor”)

THIS AGREEMENT is dated August 26, 2025 (the “Effective Date”) and made by and among:

(1)	Each of the corporations and individuals listed on signature pages under the heading of “Sellers” (each a “Seller”, and collectively, the “Sellers”);

(2)	Great Rank Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (the “Purchaser”);

(3)	Yee Kit CHAN, an individual with HKID number *** (the “Guarantor”)

collectively, the “Parties” and each, a “Party”.

BACKGROUND:

(A)	The Sellers hold in aggregate 16,712,000 ordinary shares of PS International Group Ltd., an exempted company duly incorporated under the laws of the Cayman Islands (the “Company”), representing 64.334% of the Company’s total issued and outstanding share capital. Each Seller agrees to sell, and the Purchaser agrees to purchase all such shares of the Company held by such Seller (the “Sale Shares”) on the terms and conditions set forth in this Agreement (the “Share Transfers”).

IT IS AGREED that:

1.	DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Applicable Laws” means any statute, law, ordinance, regulation, rule, code, order, judgment, decree, or other requirement or rule of law of any Government Authority applicable to the Parties or the Share Transfers;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, Hong Kong or the British Virgin Islands are authorized or required by Applicable Law to be closed;

“Closing” has the meaning given in Section 5.1;

“Closing Date” has the meaning given in Section 5.1;

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder;

“Company Employee Plan” means any plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Company Party for the benefit of any current or former employee, director or officer of such Company Party, other than any employment contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees;

“Company Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (i) has had a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company, or (ii) would prevent or materially impair or delay the consummation of the Share Transfers;

“Company Ordinary Shares” means the ordinary shares, US$0.0001 par value per share, of the Company;

“Company Parties” has the meaning given in Section 6.1;

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person; or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person;

“Definitive Documents” means the definitive documentation necessary to effect the Share Transfers, including, but not limited to, this Agreement, the share transfer instruments, board resolutions, resignation and appointment letters, and any other certificates or filings expressly required under this Agreement to effect the Share Transfers;

“GAAP” means generally accepted accounting principles as in effect in the United States of America;

“Governmental Approvals” has the meaning given in Section 6.3;

“Government Authority” means any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal;

“Guarantor” means Mr. Yee Kit CHAN;

“Liens” has the meaning given in Section 7.2;

“Losses” has the meaning given in Section 11.1;

“Nasdaq” means the Nasdaq Stock Market on which the Company is listed;

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of such Person;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Filings” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC under the Exchange Act, including all exhibits and schedules thereto and documents incorporated by reference therein;

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules;

“US$” or “U.S. dollars” means the lawful currency of the United States of America.

2.	purchase and sale

The Sellers shall sell and transfer the Sale Shares to the Purchaser, free from all Liens (defined below), and the Purchaser shall acquire the Sale Shares in accordance with this Agreement. The Sellers’ respective obligations, undertakings, warranties, representations and liabilities under this Agreement are several and not joint. In the event that any Seller fails to or decides not to close the sale and transfer of the applicable Sale Shares contemplated hereunder, the Purchaser shall proceed to consummate the Share Transfer(s) with each of the other Sellers pursuant to this Agreement, provided that, the relevant provisions under this Agreement shall be adjusted accordingly as appropriate.

3.	purchase PRICE

3.1	Purchase Price

The purchase price (the “Purchase Price”) for the Sale Shares is US$*** per share, and it is payable on the Closing Date (defined below). The Purchase Price payable to each Seller, the Sale Shares held and to be sold by such Seller and the wiring instruction of such Seller are set forth on the corresponding signature page.

3.2.	Payment Mechanics

All payments to be made to each of the Sellers under this Agreement shall be made in U.S. dollars by electronic transfer of immediately available funds to: (a) a bank account designated by each respective Seller on their signature page to this Agreement, or (b) a bank account designated by Mr. Yee Kit Chan in a lump sum, provided that each Seller has delivered to the Purchaser a separate written, irrevocable direction to such effect.

4.	closing conditions

4.1	Conditions to the Obligations of the Purchaser

The obligation of the Purchaser to consummate the Share Transfers is subject to the fulfilment (or waiver thereof) at or prior to the Closing of each of the following conditions:

(a)	Each of the representations and warranties of the Guarantor and the Sellers set forth in Section 6 and Section 7 shall be true and correct as of the Effective Date and as of the Closing Date.

(b)	The Sellers shall have obtained all necessary internal corporate, regulatory, or other approvals required for (i) the execution, delivery and performance of this Agreement and any other Definitive Documents to which each Seller is a party to; and (ii) the lawful consummation of the Share Transfers, and such approvals shall not have been rescinded, revoked or materially amended.

(c)	The Guarantor shall procure that the Company has obtained all necessary internal corporate, regulatory, or other approvals, to the extent applicable, required for (i) the execution, delivery and performance of any of the Definitive Documents to which the Company is a party to; and (ii) the lawful consummation of the Share Transfers, and such approvals shall not have been rescinded, revoked or materially amended.

(d)	The Share Transfers shall remain valid and in full force and effect, and shall not have been rescinded, revoked, or materially amended in any manner adverse to the Purchaser.

(e)	Subject to the satisfaction of certain know-your-client procedure as required by the Company’s registered agent, the Company shall have adopted proper resolutions to appoint Sheung Yuk Clara CHIU, Ho Pan Darren KWOK and Kim Fung CHING prior to the Closing as members of the board of directors of the Company, with the effect from the Closing, and the composition of the board of directors and its committees (including, but not limited to, the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee) shall be in full compliance with the requirements of the Sarbanes-Oxley Act and the Nasdaq Rules.

(f)	Since the Effective Date, (i) there has been no suspension or delisting of the Company’s ordinary shares on Nasdaq, nor has the Company received any written notice from Nasdaq to suspend or delist the Company’s ordinary shares; and (ii) no Company Material Adverse Effect shall have occurred.

(g)	All Governmental Approvals required for the Share Transfers shall have been obtained and remain in full force and effect.

4.2	Conditions to the Obligations of the Sellers

The obligation of the Sellers to consummate the Share Transfers is subject to the fulfilment (or waiver thereof) at or prior to the Closing of each of the following conditions:

(a)	Each of the representations and warranties of the Purchaser set forth in Section 8 shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date.

(b)	The Purchaser shall have obtained all necessary internal corporate, regulatory, or other approvals required for (i) the execution, delivery and performance of this Agreement and any other Definitive Documents to which it is a party; and (ii) the lawful consummation of the Share Transfers, and such approval shall not have been rescinded, revoked or materially amended.

(c)	The Purchaser shall have provided evidence reasonably satisfactory to the Sellers that it has sufficient funds available to pay the Purchase Price in full on the Closing Date.

(d)	Certain agreements, certificates and/or instruments necessary to implement the Share Transfers shall have been entered into.

4.3	Acknowledgement Regarding Insider Trading Policy

The Parties acknowledge and agree that the Share Transfers contemplated by this Agreement are the result of a privately negotiated transaction. Notwithstanding anything to the contrary in the Company’s Insider Trading Policy (the “Policy”), the execution of this Agreement and the consummation of the Share Transfers on the Closing Date shall not be deemed a violation of the Policy, including any provisions related to quarterly or event-specific trading blackout periods. The Parties agree that the public announcement of this Agreement and the Share Transfers, as required by Applicable Laws, shall serve as the means of public dissemination of the material nonpublic information related to the Share Transfers and other transactions contemplated by this Agreement.

5.	closing

5.1	Closing

The closing (the “Closing”) of the Share Transfers contemplated by this Agreement shall take place remotely via the exchange of Definitive Documents and signatures on the date (the “Closing Date”) that is no later than five (5) Business Days after the satisfaction (or waiver thereof) of all the conditions set forth in Section 4 (or at such other date as the Purchaser and the applicable Seller may agree in writing with respect their Share Transfer). All matters at the Closing shall be considered to have taken place simultaneously.

5.2	Closing Deliverables

(a)	At the Closing, and against the payment by the Purchaser pursuant to Section 5.2(b) below, each Seller shall deliver, or cause to be delivered to the Purchaser:

i.	a certified copy of the Company’s register of members or similar documents, updated as of the Closing Date, reflecting the Share Transfer by such Seller;

ii.	a certified copy of the Company’s board resolutions approving the appointments of new directors under Section 4.1(e); and

iii.	a certified copy of the Company’s register of directors, updated as of the Closing Date, reflecting the appointments of directors under Section 4.1(e), certified by the Company’s registered agent as true, complete and compliant with Applicable Laws.

(b)	At the Closing, and against the delivery pursuant to Section 5.2(a) above, the Purchaser shall pay the Purchase Price in U.S. dollars in accordance with the payment mechanics set forth in Section 3.2.

(c)	As promptly as practicable following the Closing, but in any event within the timeframe required by Applicable Laws and Nasdaq Rules, the Purchaser shall cause the Company to file with the SEC a report on Form 6-K or other appropriate disclosure document announcing the consummation of the Share Transfers and the change of control.

6.	REPRESENTATIONS AND WARRANTIES of the guarantor

The Guarantor represents and warrants to the Purchaser the statements contained in this Section 6 are true, accurate and complete as of the Effective Date and the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

6.1	Corporate Existence and Power

The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Parties” and each a “Company Party”). Each of the Company Parties has all corporate or similar power and authority and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the business, in each case, as presently conducted in all material respects. Each of the Company Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.

6.2	Authorization

The execution, delivery and performance by the Company of the Definitive Documents to which it is a party, and the consummation by the Company of the Share Transfers are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. Upon their execution and delivery, each of the Definitive Documents to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws effecting the enforcement of creditors’ rights generally and by general principles of equity.

6.3	Governmental Authorization

Neither the execution, delivery nor performance by the Company of the Definitive Documents to which it is a party, and the consummation by the Company of the Share Transfers requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any authority requiring a consent, approval, authorization, order or other action of or filing with any authority as a result of consummation of the Share Transfers (each of the foregoing, a “Governmental Approval”), other than such Governmental Approvals, if not so taken made or obtained, would not be reasonably expected to have, individually or in the aggregate have a Company Material Adverse Effect.

6.4	Non-Contravention

The execution, delivery and performance by the Company of the Definitive Documents to which it is a party, and the consummation of the Share Transfers do not contravene or conflict with or constitute a violation of the Company’s constitutional documents or any provision of any law, judgment, injunction, order, writ, or decree binding upon the Company.

6.5	Capitalization

The Company’s authorized share capital is US$50,000, divided into 500,000,000 Company Ordinary Shares, par value US$0.0001 per share. As of the Effective Date, a total of 25,976,936 Company Ordinary Shares were issued and outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, including all amounts provided for in any agreements for the purchase of the Sale Shares of the Company have been fully paid and such shares have been issued prior to the Effective Date. After giving effect to the Share Transfers, the Purchaser shall own 64.334% of all the issued and outstanding shares of the Company free and clear of any Liens. The information regarding the Company’s capitalization set forth in this Section 6.5 is true and correct as of the Effective Date and is consistent with the information contained in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024. All of the outstanding shares and other shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Act, any other Applicable Laws, the Company’s organization documents or any contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury. Except for certain Unit Purchase Option as disclosed in the Company’s Form 20-F for the fiscal year ending December 31, 2024, there are no (i) outstanding subscriptions, options, warrants, rights, calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the equity securities in the Company; or (ii) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto.

6.6	Financial Statements

(a)	As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Company Parties (which do not contain notes) consisting of the consolidated balance sheets of the Company Parties as of December 31, 2023 (the “Balance Sheet Date”) and December 31, 2024 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended; and (ii) the unaudited consolidated management accounts of the Company prepared by the Company for the period as of March 31, 2025 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the year then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) were prepared based upon the books and records of the Company Parties as of the times and for the periods referred to therein; (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company Parties of the respective dates thereof and the consolidated results of the operations and cash flows of the Company Parties for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, including accounting for the Company’s preferred stock, warrants, and share-based awards. All of the financial books and records of the Company Parties are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with Applicable Laws.

(b)	Except as and to the extent set forth in the Company Financials, the Company Parties do not have any indebtedness of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of business of the Company Parties and each Company Party, as applicable, since the Interim Balance Sheet Date; (ii) obligations for future performance under any contract to which any Company Party is a party; or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Company Parties taken as a whole. No indebtedness of any Company Party contains any restriction upon (i) the prepayment of any of such indebtedness, (ii) the incurrence of indebtedness by any Company Party; or (iii) the ability of the Company Party to grant any Lien on their respective properties or assets.

(c)	Except as set forth in the Company Financials, no Company Party is subject to any liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(d)	All financial projections with respect to the Company Parties that have been provided to the Purchaser were prepared in good faith based on assumptions believed by the Company to be reasonable at the time made.

6.7	Compliance with Laws

No Company Party is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Company Party received, for the past five (5) years, any written notice of any material conflict or non-compliance with, or material default or violation of, any Applicable Laws in by which it is or any its properties, assets, employee, business or operations are or were bound or affected, except, in each case, for any such conflicts, non-compliance, defaults, breaches or violations that would not have a Company Material Adverse Effect on the Company Parties taken as a whole.

6.8	Absence of Certain Changes

Since the Interim Balance Sheet Date, each Company Party: (a) has conducted its business in the ordinary course of business consistent with past practice; and (b) has not been subject to a Company Material Adverse Effect.

6.9	SEC Filings and Nasdaq Compliance

(a)	The Company has timely filed or furnished all SEC Filings since January 1, 2023. Each of the SEC Filings, as of its respective date of filing (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act. None of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in all material respects.

(b)	The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as required by Rule 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer. There are no “material weaknesses” or “significant deficiencies” (as such terms are defined by the Public Company Accounting Oversight Board) in the Company’s internal control over financial reporting.

(c)	The Company complies in all material respects with the applicable listing and corporate governance requirements of the Nasdaq Rules. There is no action or proceeding pending or, to the knowledge of the Guarantor, threatened in writing against the Company by Nasdaq with respect to any delisting of the Company Ordinary Shares.

7.	representations and warranties of the sellers

Each Seller severally but not jointly represents and warrants to the Purchaser the statements contained in this Section 7 are true, accurate and complete as of the Effective Date and the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

7.1	Authorization

Each Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and to sell, assign, transfer and deliver to the Purchaser the Sale Shares as contemplated hereby. No permit, consent, approval or authorization of, or declaration, filing or registration with any Government Authority or consent of any third part is required in connection with the execution and delivery by the Sellers of this Agreement and the consummation of the Share Transfer.

7.2	Free from Liens

Each Seller owns the Sale Shares it holds free and clear of all Liens, and upon delivery of the Sale Shares by such Seller to the Purchaser, the Purchaser will acquire good, valid and marketable title thereto free and clear of all Liens. Each Seller is not a party to any option, warrant, purchase right, or other commitment that could require the Seller to sell, transfer, or otherwise dispose of any Sale Shares (other than pursuant to this Agreement). Each Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Company.

8.	REPRESENTATIONS AND WARRANTIES of the PURCHASER

The Purchaser hereby represents and warrants to the Company and the Sellers that the statements contained in this Section 8 are true, accurate and complete as of the Effective Date and as of the Closing Date (unless any representations and warranties expressly related to another date, in which case as of such other date).

8.1	Organization, Good Standing and Qualification

The Purchaser is duly incorporated or organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite corporate, company or organizational power and authority to own its properties and assets, to carry on its business as now conducted or as proposed to be conducted, and to perform each of its obligations under this Agreement and any other Definitive Documents to which it is a party.

8.2	Authorization

The Purchaser has all requisite corporate power and authority to deliver this Agreement and any of the Definitive Documents to which it is a party, to carry out and perform its obligations thereunder and to consummate the Share Transfers. All corporate action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and any of the Definitive Documents to which it is a party and the performance of all its obligations thereunder has been taken prior to the Effective Date. This Agreement, and any of the Definitive Documents to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser and constitute valid, legal and binding agreements of, and enforceable against the Purchaser, in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

8.3	Governmental Approval

Neither the execution, delivery nor performance of this Agreement and/or the Definitive Documents by the Purchaser requires any Governmental Approval.

8.4	Non-Contravention

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Share Transfer do not and will not contravene or conflict with or constitute a violation of the Purchaser’s constitutional documents or any provision of any law, judgment, injunction, order, writ, or decree binding upon the Purchaser.

9.	CONDUCT OF BUSINESS PENDING THE PURCHASE

9.1	Conduct of Business by the Company Pending the Purchase

(a)	The Guarantor agrees that, from the Effective Date until the earlier of the Closing and termination of this Agreement, except as (i) required by Applicable Laws; or (ii) expressly contemplated or permitted by this Agreement, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall procure that (i) the businesses of the Company Parties shall be conducted in the ordinary course of business in a manner consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve the assets and the business organization of the Company Parties in all material respects, to keep available the services of the current officers and key employees of the Company Parties and to maintain in all material respects the current relationships of the Company Parties with existing customers, suppliers and other Persons with which any Company Parties has material business relations as of the Effective Date.

(b)	Without limiting the generality of the foregoing paragraph, from the Effective Date until the earlier of the Closing and termination of this Agreement, except as (i) required by Applicable Law; or (ii) expressly contemplated or permitted by this Agreement, the Sellers and the Guarantor shall procure that no Company Party, directly or indirectly, do or propose to do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)	amend or otherwise change its memorandum and articles of association or equivalent constitutional documents;

(ii)	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of (A) any shares of any class of any Company Party; or (B) any property or assets (whether real, Personal or mixed, and including leasehold interests and intangible property) of any Company Party with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000, except in the ordinary course of business;

(iii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(iv)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital;

(v)	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Company Party, or public offer of any new Subsidiary, other than as contemplated by this Agreement;

(vi)	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000 in any transaction or related series of Share Transfer;

(vii)	incur any additional debt or guarantee any indebtedness for borrowed money of any Third Party except for the incurrence or guarantee of indebtedness not in an aggregate amount in excess of US$1,000,000, except in the ordinary course of business;

(viii)	other than expenditures necessary to maintain assets in good repair consistent with the past practice, in the ordinary course of business or pursuant to the Company’s operating plan in effect as of the Effective Date, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$1,000,000 for the Company Parties taken as a whole; or

(ix)	except in the ordinary course of business or as required pursuant to any Company Employee Plan or any employment agreement or compensatory agreements in effect as of the date of this Agreement, or this Agreement (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Company Party other than the hiring or termination of employees below the vice president level or its equivalent (e.g. the head of business unit) or with an annual compensation of less than US$100,000; (ii) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of any Company Party except as required by applicable Law; (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer, employee or consultant of any Company Party except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company Parties, taken as a whole, by more than 5%; or (iv) forgive any loans to any director, officer, employee or consultant of any Company Party;

10.	ADDITIONAL AGREEMENTS

10.1	Access to Information

(a)	From the Effective Date until the earlier of the Closing and termination of this Agreement and subject to applicable Law, upon reasonable advance notice from the Purchaser, the Guarantor shall (i) provide to the Purchaser and the Purchaser’s Representatives reasonable access during normal business hours to the offices, properties, books and records of any Company Party; (ii) furnish to the Purchaser and its Representatives such existing financial and operating data and other existing information as such Persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b)	Notwithstanding anything to the contrary in Section 10.1(a), nothing in this Agreement shall require the Company to provide the Purchaser or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a third party, provided that, at the request of the Purchaser, the Guarantor shall use its or their commercially reasonable efforts to obtain a waiver from such third party; (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege which could not be reasonably remedied by use of common interest agreements or other methods to maintain such privilege; or (iii) the disclosure of such books, records, documents or other information is prohibited by Applicable Law.

10.2	Confidentiality

Except as necessary to complete the applicable SEC filings or obtain the requisite regulatory approvals, each Party shall hold and shall cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Laws, all documents and information concerning the other Parties furnished to it by such other Parties or their Representatives in connection with the Share Transfers contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished; (b) in the public domain through no fault of such Party; or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. If any Party believes that it is required to disclose any such confidential information pursuant to Applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some previously confidential information will be required to be disclosed in the applicable SEC filings.

10.3	No Solicitation of Share Transfer

Until the earlier of the Closing and termination of this Agreement, the Sellers agree that they shall not, and shall cause the Company, any of its Subsidiaries and their respective Representatives (including any investment banker, attorney or accountant retained by any Company Party) not to, in each case, directly or indirectly (a) solicit, initiate or knowingly encourage, enter into, maintain or continue discussions or negotiations with any third party in respect of, or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or that in the Sellers’ good faith judgment could reasonably be expected to lead to, any purchase, merger or acquisition of the Company’s or any Company Party’s equity securities; (b) agree to, approve, endorse, recommend or consummate any purchase, merger or acquisition of the Company’s or any Company Party’s equity securities or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any purchase, merger or acquisition of the Company’s or any Company Party’s equity securities; (c) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement (and the Sellers shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement and to enforce each such confidentiality, standstill and similar agreement); (d) engage in any act or inaction that will materially impair or is reasonably expected to materially impair the value of the Company Parties; (e)  except for pursuant to Section 13, unilaterally terminate or withdraw from this Agreement and the Share Transfer, or seek such termination or withdrawal. The Sellers shall not, and shall cause the Company and its Subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of this Agreement which prohibits the Company from providing such information to the Purchaser.

10.4	Notification of Certain Matters

Until the earlier of the Closing and termination of this Agreement, each of the Sellers and the Purchaser shall promptly notify the other in writing of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Share Transfers;

(b)	any notice or other communication from any Government Authority in connection with the Share Transfers;

(c)	any actions commenced or, to the knowledge of the Sellers or the knowledge of the Purchaser, threatened against the Sellers, the Company or any of its Subsidiaries or the Purchaser and any of its Subsidiaries, as the case may be, that, if pending on the Effective Date, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Share Transfers; and

(d)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied;

10.5	Further Action; Reasonable Best Efforts

(a)	Upon the terms and subject to the conditions of this Agreement, each of the Parties and their respective Affiliates shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Government Authority with jurisdiction over enforcement of any applicable antitrust or competition laws with respect to the Share Transfers, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other Parties promptly before making any substantive communication (whether verbal or written) with any Government Authority in connection with such filings or submissions; (B) permitting the other Parties to review in advance, and consulting with the other Parties on, any proposed filing, submission or communication (whether verbal or written) by such Party to any Government Authority; and (C) giving the other Parties the opportunity to attend and participate at any meeting with any Government Authority in respect of any filing, investigation or other inquiry); and (ii) cooperate with the other Parties and use its reasonable best efforts, and cause its Affiliates to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Share Transfers, including employing such resources as are necessary to obtain the requisite regulatory approvals; provided that none of the Purchaser, its Affiliates or their respective Representatives shall be required to accept any onerous condition or mitigation measure imposed upon it that would materially and adversely affect its interest in the Share Transfers, including, without limitation, to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses.

(b)	Each Party shall, upon request by any other Party, furnish such other Party with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Purchaser, the Company or any of their respective Subsidiaries to any third party and/or any Government Authority in connection with the Share Transfers.

10.6	Public Announcements.

Except as may be required by Applicable Laws, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Sellers and the Purchaser. Thereafter, at any time prior to termination of this Agreement, the Purchaser and the Sellers shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Share Transfers and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Laws or rules and policies of the Nasdaq, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation, provided, however, that nothing herein shall prevent any Party from making any public announcement or filing that it determines in good faith, upon advice of counsel, is required by Applicable Laws or the Nasdaq Rules, including the filing of a Form 6-K or Schedule 13D.

10.7	Takeover Statutes

If any “business combination,” “fair price,” “moratorium,” “control share acquisition”, “change of control” or other similar anti-takeover statute or regulation (the “Takeover Statute”) is or may become applicable to any of the Share Transfers, the Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Share Transfers and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Share Transfer may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Share Transfer.

10.8	Account Payables

(a)	The Guarantor shall procure that: (i) all account payables of the Company Parties accrued on or before the Closing Date are paid in full in the ordinary course of business; and (ii) the Company prepares and finalizes its unaudited consolidated financial statements for the six-month period ended June 30, 2025. All reasonable and documented third-party costs associated with the preparation and filing of the Form 6-K containing such unaudited consolidated financial statements for the six-month period ended June 30, 2025 shall be borne by the Company.

(b)	The Purchaser shall be responsible for: (i) any and all account payables of the Company Parties accrued after the Closing Date; and (ii) the preparation, audit, and filing of the Company’s consolidated financial statements for all periods ending after June 30, 2025, including for the fiscal year ending December 31, 2025. For the avoidance of doubt, while the Purchaser shall manage the overall audit process for the fiscal year 2025, the Guarantor shall cause the Company to be responsible for the costs attributable to the preparation and review of the unaudited consolidated financial statements for the six-month period ended June 30, 2025 as set forth in Section 10.8(a)(ii).

10.9	Management of Profit Sail Int’l Express (HK) Limited and Its Subsidiaries

Notwithstanding anything to the contrary contained herein or therein, Mr. Yee Kit Chan shall remain responsible for the management and operation of Profit Sail Int’l Express (HK) Limited and all of its Subsidiaries.

10.10	Big Boy Letter

Notwithstanding anything to the contrary contained herein, the Purchaser hereby agrees to the terms set forth under Schedule B of this Agreement.

10.11	Lock-Up Period

The Purchaser hereby agrees that it will not during the period commencing on the Closing Date and ending on the first day of the Window (as defined in the Company’s Insider Trading Policy published and filed by the Company on July 25, 2025 with the SEC) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Sale Shares or (ii) enter into any swap, hedging, or other transaction or arrangement that transfers, or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such Sale Shares, whether or not any such transaction or arrangement described in clause (i) or (ii) above is to be settled by delivery of Sale Shares or other securities, in cash, or otherwise.

11.	INDEMNIFICATION

11.1	Indemnification by the Sellers

Effective as of the Closing, each Seller shall severally but not jointly indemnify and hold harmless the Purchaser against any losses, damages, Liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (collectively, “Losses”) actually incurred or suffered by the Purchaser as a result of, arising out of or in connection with any following situations as set out in Schedule A of this Agreement.

11.2	Indemnification by the Purchaser

Effective as of the Closing, the Purchaser shall indemnify and hold harmless the Sellers and the Company against any Losses actually incurred or suffered by the Purchaser as a result of, arising out of or in connection with (i) any breach, or inaccuracy in, any representation or warranty made by the Purchaser in this Agreement; and (ii) and any breach or violation of, or failure to perform, any agreements made to be performed prior to the Closing, by the Purchaser in this Agreement.

11.3	Survival of Indemnification Rights

All representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months.

12.	Fees and expenses

Each of the Parties will be responsible for its own fees, costs and expenses incurred in connection with this Agreement, and the negotiations and discussions of this Agreement and any of the Definitive Documents.

13.	Termination

This Agreement may be terminated at any time prior to the Closing: (i) with respect to any particular Seller, by mutual written consent of the Purchaser and such Seller; (ii) by either the Purchaser or any Seller (with respect to the Share Transfer with such Seller only) if the Closing with such Seller has not occurred on or before the date that is ninety (90) days after the Effective Date; (iii) by the Purchaser if there has been a material breach of any representation or warranty by any Seller (with respect to the Share Transfer with such Seller only) that would prevent the satisfaction of the conditions set out in Section 4.1, and such breach is not cured within thirty (30) days after written notice thereof; or (iv) by any Seller (with respect to the Share Transfer with such Seller only) if there has been a material breach of any representation or warranty by the Purchaser that would prevent the satisfaction of the conditions set out in Section 4.2, and such breach is not cured within thirty (30) days after written notice thereof. If this Agreement is terminated pursuant to the provision of Section 13(i) above, this Agreement will be of no further force or effect with respect to the relevant Seller; if this Agreement is terminated by any Seller pursuant to the provision of Section 13(ii) or (iv), this Agreement will be of no further force or effect insofar as it relates to the Seller terminating this Agreement and any such termination shall not affect the rights and obligations of the Purchaser with respect to Share Transfer with any of other Sellers that has not terminated this Agreement pursuant thereto; and if this Agreement is terminated by the Purchaser pursuant to the provision of Section 13(ii) or (iii), this Agreement will be of no further force or effect insofar as it relates to the Seller receiving such written notice from the Purchaser and any such termination shall not affect the rights and obligations of the Purchaser with respect to Share Transfer with any of other Sellers that has not received such written notice pursuant thereto. Notwithstanding the foregoing, Section 10.2, Section 13 and Section 14 shall survive the expiration or early termination of this Agreement or any rights and obligations of any party hereto, and no party shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

14.	Governing law AND DISPUTE RESOLUTION

The Definitive Documents and this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof that would result in the application of laws of another jurisdiction. Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to for arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (these “Rules”) in force when the Notice of Arbitration is submitted to the HKIAC in accordance with these Rules. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English. The arbitration award shall be final, conclusive and binding on the parties to the arbitration. Any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses, provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

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Schedule A

Indemnification by the Sellers

Subject to the terms and conditions of Clause 11.1 of this Agreement, each Seller, severally and not jointly, irrevocably and unconditionally agrees to indemnify, defend, protect, and hold harmless the Purchaser, its affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, demands, actions, suits, proceedings, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees, expert fees, court costs, and other costs of investigation, defense, or enforcement (collectively, “Losses”) actually incurred or suffered by the Purchaser, whether or not involving a third party claim, arising out of, relating to, or resulting from any Losses actually suffered by the Company, directly or indirectly, due to any of the following:

(a)	any breach or inaccuracy of any representations, warranties, or statement of fact made or deemed made by such Seller in this Agreement, any certificate, document, or other instrument delivered pursuant to this Agreement;

(b)	any failure or omission by such Seller to perform or comply with any agreement, obligation, or undertaking under this Agreement or any ancillary agreement;

(c)	any claims, liabilities, or losses arising from defects, encumbrances, restrictions, or challenges to the title, ownership, or transferability of the Sale Shares sold by such Seller under this Agreement;

(d)	any claim, demand, or proceeding by any third party arising from acts, omissions, conduct, or breaches by such Seller occurring or existing prior to the Closing Date, regardless of whether such claim was known or unknown to the Purchaser at Closing, except to the extent such claims are expressly and unambiguously assumed by the Purchaser under this Agreement;

(e)	any misrepresentation, omission, concealment, or failure to disclose any material fact or circumstance in any information, data, document, or communication provided by such Seller to the Purchaser in connection with the negotiation, execution, or performance of this Agreement;

(f)	any breach or non-fulfillment of any indemnity or other agreement made by such Seller in this Agreement or any ancillary agreement;

(g)	any claims for brokerage commissions, finders’ fees, or similar payments arising out of or related to the transactions contemplated hereby, to the extent caused by or attributable to such Seller;

(h)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by such Seller.

Schedule B

Big Boy Letter

The Parties, intending to be legally bound, hereby agree as follows:

The Purchaser hereby acknowledges and agrees, for the benefit of the Company Parties, the Sellers, the Guarantor and the Releasees (defined below), that (i) the Purchaser has been advised that the Company Parties, the Sellers, the Guarantor and their respective representatives and employees (the “Insiders”) have in their possession certain nonpublic information that may be material (as such term is used in Sections 11 and 12 of the Securities Act of 1933, as amended (the “Securities Act”), and in Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) non-public information relating to the Company and the Sale Shares as of the date of this Agreement (the “Information”), and (ii) the Purchaser is choosing to effect the transactions contemplated under the Agreement (the “Transactions”) after knowing the Insiders have withheld the Information (with the understanding that it would likely thereafter be restricted from executing the Transactions), and with full knowledge and appreciation of the existence of the Information and of the Purchaser’s inability to assess the possible positive or negative effect that public disclosure of such Information could have on the trading price of the Company Ordinary Shares, following the Transactions upon public disclosure by the Insiders or otherwise of any such Information, could increase or decrease significantly.

The Purchaser hereby acknowledges and agrees, for the benefit of the Insiders and the Releasees, that (a) it has had the opportunity to conduct its own due diligence in connection with the Transactions, the Company and its business and the Sale Shares; (b) it has relied exclusively on its own due diligence and sources of information; (c) it, by reason of its, or its management’s, business, financial or investment experience, has the capacity to evaluate the risks (including those related to the existence of such Information) involved in the Transactions and to protect its own interests in connection with the Transaction; and (d) it disclaims reliance on any representations by the Insiders, particularly with respect to the Information. The Purchaser hereby releases the Insiders, their respective current and future affiliates (including all Persons who control the Insiders within the meaning of the Securities Act), their respective officers, directors, employees, agents, attorneys, advisors and representatives and each of their respective successors and assigns (collectively, the “Releasees”) from and against (i) any legal, equitable or other claim of the Purchaser that may arise under the Securities Act, the Exchange Act, the rules and regulations thereunder, any other applicable law, rule or regulation or in general under any theory of liability or relief in connection with the Transactions (collectively, “Purchaser Claims”) and (ii) any losses, damages, injuries, declines in value, lost opportunities, liabilities, fees, charges, costs or expenses of any nature (collectively, “Damages”) that the Purchaser may suffer in connection with the Transaction, in each case in connection with the existence of such Information and the possible public disclosure following the Transactions by the Insiders or otherwise of such Information.

The Purchaser hereby agrees that it will not, and it will not permit any of its Affiliates, officers, partners, employees, agents, attorneys, advisors or representatives to, initiate any legal, equitable or other proceeding based on any Purchaser Claims or seeking Damages or any equitable or other relief (including to rescind the Transactions or a determination or order that the release provided for in this letter agreement is not enforceable against the Purchaser in whole or in part) in any court or other tribunal or before any regulator or other adjudicating body, in each case against the Insiders or any of the Releasees in connection with the existence of the Information and the possible public disclosure of information following the Transactions by the Insiders or otherwise of Information.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser:

Great Rank Limited

By:	/s/ Huaixi YANG
Name:	Huaixi YANG
Title:	Director

Notice Address:
Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

Grand Pro Development Limited

By:	/s/ Chan Yee Kit
Name:	Chan Yee Kit
Title:	Director

Security Holders	Number of Sale Shares	Purchase Price (US$)
Grand Pro Development Limited	13,534,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

Profit Sail SAS Holdings Company Limited

By:	/s/ Chan Yee Kit
Name:	Chan Yee Kit
Title:	Director

Security Holders	Number of Sale Shares	Purchase Price (US$)
Profit Sail SAS Holdings Company Limited	2,000,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

Global Vision (BVI) Ltd

By:	/s/ Tang Lai Fai Terry
Name:	Tang Lai Fai Terry
Title:	Director

Security Holders	Number of Sale Shares	Purchase Price (US$)
Global Vision (BVI) Ltd	800,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

/s/ Wing Lim SIU
Wing Lim SIU

Security Holders	Number of Sale Shares	Purchase Price (US$)
Wing Lim SIU	90,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

/s/ Sheung Wai CHAN
Sheung Wai CHAN

Security Holders	Number of Sale Shares	Purchase Price (US$)
Sheung Wai CHAN	72,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

/s/ Kwok Tsan SUN
Kwok Tsan SUN

Security Holders	Number of Sale Shares	Purchase Price (US$)
Kwok Tsan SUN	54,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

/s/ Chun Leong CHENG
Chun Leong CHENG

Security Holders	Number of Sale Shares	Purchase Price (US$)
Chun Leong CHENG	54,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

/s/ Ka Yi Amy MO
Ka Yi Amy MO

Security Holders	Number of Sale Shares	Purchase Price (US$)
Ka Yi Amy MO	54,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sellers:

/s/ Sau Wai CHOY
Sau Wai CHOY

Security Holders	Number of Sale Shares	Purchase Price (US$)
Sau Wai CHOY	54,000	US$***
Notice Address: *** Attention: *** Phone Number: ***
Seller’s Designated Bank Account: Account Name: *** Bank: *** Account Number: ***

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

GUARANTOR:

/s/ Yee Kit CHAN
Yee Kit CHAN

Signature Page to Share Purchase Agreement